Exhibit 10.2

EQUIPMENT PURCHASE AGREEMENT

UNITE

This Exclusive Equipment Purchase Agreement (the “Agreement”) is entered into as of the 6th day of November , 2012 (the “Effective Date”) between Mitcham Industries, Inc., a corporation organized under the laws of Texas, USA (“MITCHAM”), and Sercel Inc., a corporation organized under the laws of Oklahoma (“SERCEL”), which parties agree as follows:

0. DEFINITIONS AND INTERPRETATION

In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and the plural form:

i.	“Affiliate” shall mean with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with the first person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to vote 50% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such person or any one or more business entities which are: (a) owned or controlled by, (b) owning or controlling, or (c) owned or controlled by the business entity owning directly or indirectly, at least fifty percent (50%) of the voting stock ordinarily entitled to vote in the election of directors. In the case of SERCEL, “Affiliate” shall be further limited to business entities, which are engaged in the manufacturing of seismic equipment.

ii.	“Agreement” shall mean the present agreement (including the Schedules) as amended in writing from time to time.

iii.	“Effective Date” shall mean October 1st 2012

iv.	“MITCHAM” shall mean Mitcham Industries Inc., and its Affiliates engaged in the rental, lease, and sales of seismic data acquisition systems and equipment throughout the world.

v.	“Parties” shall mean MITCHAM and SERCEL; “Party” shall mean one of them.

vi.	“Products” shall mean any UNITE product, as more fully described in Schedule 1.

vii.	“Territory” shall mean the World except (i) mainland China and (ii) Commonwealth of Independent States including without limitation Azerbaijan, Kazakhstan, Turkmenistan, and Uzbekistan (“CIS”).

viii.	“SERCEL” shall mean Sercel and its Affiliates engaged in the manufacture and marketing of seismic equipment.

ix.	“Year” shall mean one of the three 365-day periods commencing on the Effective Date or the first two anniversaries thereof.

Pg. 1

1. Introduction.

SERCEL and certain of its Affiliates design, manufacture and market fully-configured seismic data acquisition systems (the “SERCEL Systems”). At the present time, SERCEL and certain of its Affiliates manufacture equipment including the Products. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged for all purposes, MITCHAM and SERCEL agree to the terms set forth herein.

2. Exclusive Authorized Third Party Lessor.

(a) MITCHAM hereby represents to SERCEL that MITCHAM has the necessary skills, experience, personnel, facilities and equipment to effectively perform its responsibilities as described in the Agreement. In reliance upon that representation, SERCEL hereby appoints MITCHAM as the exclusive authorized lessor of the Products throughout the Territory and as the non-exclusive authorized lessor throughout the CIS; except that MITCHAM shall not offer financing leases or leases equal to or greater than one year duration except with SERCEL’s prior written consent. This Agreement does not allow MITCHAM to act as distributor, agent, commercial representative or reseller of brand-new Products.

The exclusivity herein granted is expressly subject to the compliance by MITCHAM with its yearly minimum purchase requirement under article 4 herein and with other yearly minimum purchase requirements subscribed by MITCHAM under the Equipment purchase agreement applicable to other products.

(b) During the term of this Agreement, SERCEL and/or any Affiliate shall remain free to perform, directly or indirectly, with any third party any lease purchase or operating lease with a term greater than or equal to six (6) months or any financial lease. The Parties acknowledge that the purpose of this Agreement is the purchase of Products by MITCHAM.

(c) For the avoidance of doubt, MITCHAM will not rent UNITE for use in mainland China to any seismic contractor that is owned or controlled by Chinese nationals without SERCEL’s prior written consent.

(d) During the term of the Agreement, in the event that a third party makes inquiry of SERCEL as to the possibility of pure operating lease in respect of any of the Products anywhere in the Territory for a term less than six (6) months, then and upon each inquiry, SERCEL shall contact MITCHAM (by phone, email or letter) and explain in reasonable detail the identity of the third party, and MITCHAM shall promptly contact such third party and negotiate the terms of the proposed lease. Mitcham shall have discretion to accept or reject any third party referred by SERCEL for leasing as a result of (i) possessing an insufficient amount of the Products for lease to such third party (provided, however, the continued failure of MITCHAM to maintain a sufficient amount of products to satisfy demand could be evidence that MITCHAM is not actively promoting the leasing of Products, as required hereunder unless caused by the failure of SERCEL to deliver Products to MITCHAM), (ii) reasonably apparent credit risk or any other reasonable business-related factor, or (iii) inability to reach agreement on the terms of such lease. Notwithstanding the previous sentence, MITCHAM shall use commercially reasonable best efforts to service every third party referred by SERCEL for leasing. MITCHAM shall be deemed to have rejected such a third party as a result of inability to agree on the terms within fifteen (15) business days of

Pg. 2

such third party’s first contact by MITCHAM with regard to such proposed lease. SERCEL may then respond to this one time business opportunity in any means it sees fit. If SERCEL leases to such third party, then SERCEL shall have the right to continue to lease to such third party after the term of the initial lease; provided, however, that if (x) the lease between such a third party and SERCEL shall terminate, (y) the leased Product is returned to SERCEL, and/or (z) such third party shall later make an inquiry concerning leasing of the Products, SERCEL shall again follow the procedure set forth in this Sub-Section (d); and provided further that when such lease ends, SERCEL will offer to sell any Products leased thereunder to MITCHAM, on mutually agreed terms. The purchase of these products will not count toward the minimum purchase commitment made by MITCHAM to SERCEL in this agreement.

(e) SERCEL will have the right to operate a pool of equipment dedicated to “lease with option to purchase” agreements based on minimum initial rental periods of six (6) months or greater. Equipment from this pool may subsequently be re-rented to clients, including Mitcham, for periods less than six (6) months.

(f) In no event shall either SERCEL or MITCHAM have any right to require that the other party charge any specific price or follow any pricing guidelines or establish or require any other specific or general term with regard to the leasing of any of the Products, or the provision of any other good or service by either of them. Notwithstanding the foregoing, MITCHAM shall use its commercially reasonable best efforts to have a reasonable quantity of the Products available for lease at prices which MITCHAM believes reflects the supply of and demand for the Products.

3. Purchase of Products from SERCEL.

(a) Subject to the other provisions of this Agreement, MITCHAM agrees that it will purchase from SERCEL and SERCEL agrees that it will sell to MITCHAM, all of the Products necessary to meet MITCHAM’s obligations under each lease as provided herein. The terms and conditions of purchases by MITCHAM of the Products hereunder shall be governed by SERCEL’s general terms and conditions, a copy of which is attached hereto as Schedule 2(a); provided, however, that in the event of any conflict between the terms of such terms hereof, the terms of the Agreement shall prevail. SERCEL may update Schedule 2(a) from time to time after written notice to MITCHAM.

(b) MITCHAM shall receive the discounts and allowances set forth on Schedule 2(b) with regard to the Products ordered by MITCHAM in each order, subject to adjustment agreed to by the parties pursuant to paragraph 3(c) herein.

(c) The Parties acknowledge that SERCEL’s prices for the products are based on discounts offered by SERCEL based on volume.

(d) Delivery is Ex-Works SERCEL plant(s). Packing charges will be quoted to MITCHAM and the purchase order received from MITCHAM will reflect the full value of the quotation including packing charges. MITCHAM may instruct SERCEL at their discretion to include freight and insurance in the proposal. This will be quoted at SERCEL’s cost plus a handling fee of ten percent (10%).

Pg. 3

(e) SERCEL reserves the right to increases prices of product and repair services up to five percent (5%) per year. This only includes products and repair services that involve SERCEL manufactured products. Out sourced services and products will be increased at a proportionate level to increases imposed on SERCEL.

4. Minimum Purchase Requirements for Unite.

(a) Subject to the terms hereof, MITCHAM will issue a purchase order for 20,000 Unite RAU1 within two weeks of signing this agreement. This purchase order will be called “Master PO”. Subsequently, MITCHAM will issue purchase orders which reference the relevant Master PO to draw against the 20,000 RAU1s. These purchase orders will be called “Supply PO’s” and will apply toward the minimum purchase requirements in section 4(b) herein. Supply PO’s may be issued by any MITCHAM Affiliate and will be directed to the appropriate SERCEL Affiliate as directed by SERCEL. In the event that MITCHAM does not purchase Products from SERCEL via Supply PO’s under this Agreement in an amount that satisfies the Minimum Purchase Requirements (set forth in section 4(b)), at SERCEL’s option but subject to Section 4(c) below, SERCEL may terminate this Agreement on 30 days written notice; and upon such termination MITCHAM shall not be obligated to purchase any Products other than the Products that it has ordered prior to the effective date of such termination or SERCEL may terminate the exclusivity granted to MITCHAM without terminating the whole Agreement.

(b) For purposes hereof, the term “Minimum Purchase Requirement” shall mean Products purchased and delivered to MITCHAM via Supply PO’s from SERCEL as follows: From October 1, 2012 to December 31, 2012: purchase of 5,000 Unite RAU1. From January 1, 2013 to December 31, 2013: purchase of 12,000 Unite RAU1From January 1, 2014 to September 30, 2014: purchase of 3,000 Unite RAU1.

(c) Notwithstanding anything herein to the contrary, in the event that a Minimum Purchase Requirement is not satisfied by MITCHAM in any period ending before December 31, 2012, this Agreement may not be terminated by SERCEL due to such failure if MITCHAM meets the Minimum Purchase Requirement for the subsequent period but SERCEL may, at its sole option, terminate the exclusivity granted.

(d) For purposes of determining whether MITCHAM has satisfied the Minimum Purchase Requirement, Products purchased by MITCHAM shall include Products ordered by MITCHAM via Supply PO’s regardless of when such Products are delivered so long as such Products are ordered before [45] days of the end of a period and paid for in accordance with the terms and conditions set forth in Schedule 2(a). If MITCHAM orders within the specified period and SERCEL is not able to deliver due to manufacturing delivery issues, there will be no penalty against MITCHAM and such orders will be applied to satisfy the Minimum Purchase Requirement. In the event MITCHAM purchases more than the Minimum Purchase Requirement in any given period, such excess shall be applied in meeting the Minimum Purchase Requirement for any subsequent period.

5. Third Party Replacement Parts. Any use of replacement parts that have not been qualified by SERCEL will give SERCEL the right, in any case, to cancel any warranty remaining on the equipment for which such unqualified parts are used.

Pg. 4

6. Resale of Purchased Equipment by MITCHAM. Without SERCEL’s prior written consent, MITCHAM hereby agrees that it will not sell any of the Products purchased under this Agreement until a period of three (3) years from the date it received the relevant Product. Without limiting the foregoing, MITCHAM may approach SERCEL with a lease to purchase or sales opportunity for equipment purchased hereunder, and SERCEL may then grant MITCHAM the right to pursue that opportunity. Notwithstanding anything to the contrary contained in this Agreement, MITCHAM is not, in any case, entitled to sell within or outside mainland China any of the Products purchased under this Agreement to any seismic contractor owned or controlled by Chinese nationals.

7. Provision of Certain Goods and Services by SERCEL. SERCEL hereby agrees that MITCHAM shall have the right to send a reasonable number of its employees and representatives of its customers who lease the Products from MITCHAM to such technical, training, operations and maintenance classes as SERCEL provides to SERCEL’s customers who lease or purchase the Products from SERCEL, at SERCEL standard rates. SERCEL will provide MITCHAM (4) four free training courses per year to be used for any of the SERCEL training courses. This does not include the cost of travel, lodging, food or incidental expenses. SERCEL hereby agrees to send to MITCHAM such quantities of all manuals and selling information, marketing brochures and literature regarding the Products (other than proprietary information) as SERCEL develops and as MITCHAM shall reasonably request in connection with its Leasing activities, at no charge to MITCHAM. SERCEL’s current training price schedule can be changed any anytime as long as MITCHAM is so notified 30 days in advance. SERCEL will provide MITCHAM with (2) two free training classes for up to (4) four MITCHAM employees per class with respect to the repair of the Unite.

8. Warranty and Service.

(a) Warranty terms of the Sercel general terms and conditions of sale will apply to the Products purchased by MITCHAM under this Agreement.

(b) In no event shall MITCHAM have any authority whatsoever, express or implied, to make warranties other than those provided for herein without prior written permission from the SERCEL.

9. Maintenance and Repair of the Products.

(a) MITCHAM and SERCEL acknowledge that third party lessee of the Products from MITCHAM may return the leased Products directly to SERCEL after the termination of such third party’s leases. In such event, SERCEL shall perform its standard maintenance check of such Products and inform MITCHAM of any necessary repairs.

(b) The maintenance checks and the repairs performed by SERCEL on the Products received from the lessees shall be invoiced by SERCEL to MITCHAM at the SERCEL standard price. With respect to the repair undertaken by SERCEL, MITCHAM will be entitled to a discount as indicated on Schedule 2(b) on the repair pricing listed herein on attached Schedule 3. MITCHAM shall also pay the reasonable and ordinary freight and storage charges incurred by SERCEL with respect to such Products.

(c) Following such maintenance check and needed repairs, SERCEL shall ship such Products to MITCHAM at MITCHAM’s expense to a location designated by MITCHAM.

Pg. 5

10. Right to Use Name. MITCHAM shall have the right during the Term of this Agreement to (i) identify itself as the third party lessor of the Products, (ii) use all SERCEL trademarks and tradenames related to the Products that MITCHAM leases to third parties in advertisements and promotional materials; provided, however, that MITCHAM shall obtain the prior written approval of SERCEL to any such advertisements and promotional materials. No rights to manufacture are granted by this Agreement and such SERCEL trademarks and tradenames related to the Products are and shall remain the sole and exclusive property of SERCEL and MITCHAM shall have no rights therein other than as specifically set forth in this Agreement.

11. Relationship of the Parties. Neither MITCHAM nor SERCEL shall have any liability for leases or sales of any of the Products by the other. This Agreement shall not be construed as creating an agency, partnership or joint venture between MITCHAM and SERCEL. Neither MITCHAM nor SERCEL (or any of their employees or representatives) shall be construed as an agent, consultant or employee of the other for any purpose. MITCHAM shall not have the authority to bind SERCEL in any respect, it being intended that MITCHAM shall act as an independent contractor and not as an agent, with the understanding that SERCEL shall not be responsible for any obligations and/or liabilities incurred by MITCHAM in connection with its business activities.

12. Term of Agreement. Unless sooner terminated in accordance with the provisions hereof, this Agreement shall be effective from the Effective Date for a two (2) year duration through September 30, 2014 (the “Term”). This Agreement may only be renewed through written agreement of both Parties.

13. No Effect on Right to Sell.

(a) This Agreement shall not be construed to have any effect on SERCEL’s rights to sell (as opposed to lease) its products and services to any party, except that SERCEL shall not knowingly sell any of the Products to any party that will lease the Products in the Territory.

(b) This Agreement shall not be construed to have any effect on MITCHAM’s rights to sell any other products or services to any party, except as otherwise provided for in this Agreement.

14. Indemnity. SERCEL and MITCHAM hereby agree to the following indemnification obligations:

(a) MITCHAM shall defend, indemnify and hold harmless SERCEL, Affiliates, its agents, employees and/or officers (the “SERCEL Indemnitees”) from and against any and all third party’s claims including MITCHAM’s customers, costs (including attorney’s fees) and expenses arising out of any injury, damage of any kind whatsoever howsoever caused whether in contract, tort (negligence included) or breach of duty including contractual or statutory duty by SERCEL or otherwise.

(b) Liabilities between the Parties.

MITCHAM shall be responsible for, indemnify, defend and hold the SERCEL Indemnitees harmless against any and all claims in respect of injury to or sickness, disease or death of any person employed by or engaged on behalf of MITCHAM or its customers or in respect of loss of or damage to physical property (including, but not limited to, plant and equipment, materials, goods, premises and facilities,) owned, supplied or borrowed by

Pg. 6

MITCHAM or its customers arising out of or in connection with the Agreement from any cause whatsoever including but not limited to the negligence or breach of duty (statutory, contractual or otherwise) of MITCHAM.

SERCEL shall be responsible for, indemnify, defend and hold MITCHAM, its directors, officers, employees and Affiliates (hereinafter the “MITCHAM Indemnitees”) harmless against any and all claims in respect of injury to or sickness, disease or death of any person employed by or engaged on behalf of SERCEL or in respect of loss of or damage to physical property (including, but not limited to, plant and equipment, materials, goods, premises and facilities) owned, supplied or borrowed by SERCEL arising out of or in connection with the Agreement from any cause whatsoever including but not limited to the negligence or breach of duty (statutory, contractual or otherwise) of SERCEL.

(c) The amount of SERCEL’s liability to MITCHAM shall in no case exceed the amount of the purchase or lease order to which such liability is related.

(d) It is expressly acknowledged by MITCHAM that all liabilities and indemnification in relation thereto between SERCEL and MITCHAM and MITCHAM’s customers, when leasing, renting or selling SERCEL equipment to MITCHAM’s customers, will be exclusively governed by SERCEL’s general conditions of sale as mentioned in Schedule 2(a) of the Agreement.

(e) Patent infringement. The parties acknowledge that if any MITCHAM customer issues a claim against MITCHAM or SERCEL on the basis that the Products are infringing a third party valid and enforceable patent, SERCEL agrees to do its best efforts to protect its patents. Without limiting the foregoing, if a final injunction is, or SERCEL believes, in its sole discretion, is likely to be, entered, prohibiting the use of Products by MITCHAM’s customers, SERCEL will, at its sole option and expense, either: (a) procure for MITCHAM or its clients the right to use the relevant Products herein, or (b) replace the infringing Products with non-infringing, functionally equivalent products, or (c) suitably modify the Products so that they are not infringing; or, (d) in the event (a), (b) and (c) are not commercially reasonable, refund to MITCHAM the infringing Products at a price which is the purchase price less depreciation based on five (5) years straight-lined depreciation. Except as specified above, SERCEL will not be liable for any costs or expenses incurred without its prior written authorization. Notwithstanding the foregoing, SERCEL assumes no liability for infringement claims arising from (i) combination of the Products with other products not provided by SERCEL, (ii) any modifications to the Products unless such modification was made by SERCEL or, (iii) any part or component supplied by third party. The liability that SERCEL may incur with respect to any infringement claim is expressly limited to 100% of the amount MITCHAM paid as purchase price of the Products.

(f) Either party seeking indemnification hereunder shall notify the other party in writing of any legal action commenced against SERCEL Indemnitees or the MITCHAM Indemnitees, as the case may be, as soon as practicable. The indemnity obligations of MITCHAM and SERCEL shall survive the expiration or termination of the Agreement.

Pg. 7

(g) In no event will SERCEL be liable to MITCHAM, whether in contract or tort including negligence, under this Agreement as amended for special, incidental, indirect or consequential damages, nor any other losses or damages whatsoever resulting from loss of use, time, profits or business resulting from its performance or non–performance, or its termination of this Agreement as amended in accordance with the terms of this Agreement.

15. General.

(a) The addresses of MITCHAM and SERCEL for purposes of giving any notice or other communication under this Agreement are as set forth below. Any such notice or communication shall be in writing and signed by an officer or authorized representative of MITCHAM or SERCEL, as applicable. Any such notice or communication shall be deemed to have been given (i) immediately upon physical delivery to the addressee, or (ii) three days after such notice or communication has been deposited in the mail, addressed as set forth below, first-class postage prepaid, certified mail, return receipt requested.

MITCHAM:

Mitcham Industries, Inc.

8141 Highway 75 South

Huntsville, Texas, USA 77340

Attn. Billy F. Mitcham

SERCEL Inc.:

17200 Park Row

Houston, Texas, USA 77084

Attn: George Wood

Notice may be served in any other manner, including telex, telecopy, telegram, etc., but shall be deemed delivered and effective as of the time of actual delivery.

(b) MITCHAM and SERCEL represent and warrant to each other that the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action, and that this Agreement is a valid and binding obligation of each of them, respectively. MITCHAM and SERCEL represent and warrant to each other that, to the best of their knowledge, neither the execution and delivery nor the performance of this Agreement will conflict with or result in a breach of any (i) law or of any regulation, order, writ, injunction, or decree of any court or government authority of any country or state in which this Agreement is to be performed, or (ii) any agreement to which they are a party.

(c) This Agreement represents the entire agreement between MITCHAM and SERCEL with regard to the subject matter hereof, and supersedes all prior or contemporaneous agreements, understandings or arrangements related to the subject matter hereof, including without limitation the Exclusive Equipment Lease Agreement between the parties dated September 4, 2009 as amended and extended. This Agreement may not be amended or modified except by a written document signed by duly authorized officers of MITCHAM and SERCEL.

Pg. 8

(d) This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement shall bind and be enforceable against the parties hereto and their respective successors and permitted assigns. Notwithstanding such authorized assignment, Mitcham Industries, Inc. shall continue to be liable for all obligations of MITCHAM set forth in this Agreement.

(e) In the event Billy F. Mitcham, Jr. is no longer employed by MITCHAM in a senior management capacity or is considered by SERCEL to be not sufficiently and actively involved in the performance of this Agreement, SERCEL shall have the option upon 30 days written notice to terminate this Agreement.

16. Compliance with Laws. In all of its activities pursuant to this Agreement, MITCHAM and SERCEL shall comply with all laws, decrees, statutes, rules, regulations, codes and ordinances of any jurisdiction which may be applicable to such activities, provided, however, insignificant violations of any of the foregoing that have no more than a minimal effect on MITCHAM or SERCEL shall not be a violation of this Agreement. In leasing the Products hereunder, MITCHAM shall act at all times in a manner demonstrating a high level of integrity and ethical standards. Without limiting the scope of its general obligations set forth above this section, MITCHAM hereby represents and warrants to SERCEL in connection with its activities performed with regard to the Products in the past (if any), and hereby covenants and agrees with SERCEL in connection with its activities to be performed in connection with the Products in the future, that MITCHAM and any person or firm acting in association with or on behalf of MITCHAM:

(a) has not offered, paid, given, promised to pay or give, or authorized the payment or gift of, and

(b) will not offer, pay, promise to pay or give, or authorize the payment or gift of,

(c) any money or thing of value to:

(i)	any “Foreign Official” as defined in the United States Foreign Corrupt Practices Act (Pub. L. No. 95-213, 94 Stat. 1494), together with all amendments to that Act which are effective during the term hereof (the “FCPA”)

(ii)	any political party or party official, or any candidate for political office; or

(iii)	any other person for the purpose of (A) influencing any act or decision of such Foreign Official, political party, party official, or candidate in his or its official capacity, (B) inducing such Foreign Official, political party, party official or candidate to do or omit to do an act in his violation of his or its official duty; or (C) Inducing such Foreign Official, political party, party official or candidate to use his or its influence with a foreign government or an instrumentality of such government to affect or influence any act or decision of such government or instrumentality in order to assist SERCEL to obtain or retain business with any person or to direct business to any person.

Further, MITCHAM hereby represents and warrants to SERCEL that no person having a direct or indirect financial interest in MITCHAM as of the date hereof is: (i) a Foreign Official, (ii) an official of any political party, or (iii) a candidate for political office; provided, however, for purposes hereof, a person shall not be deemed to have a direct or indirect financial interest in MITCHAM as a result of owning less than five percent (5%) of the outstanding shares of common stock of MITCHAM. In connection with determining

Pg. 9

whether a person owns five percent (5%) or more of the stock, MITCHAM shall be permitted to rely upon filings made by its shareholders under the Securities Exchange Act of 1934, as amended, or filings made under other applicable federal securities laws. MITCHAM shall immediately notify SERCEL in the event that any person now or hereafter having such a financial interest in MITCHAM shall assume such a status.

From time to time as requested by SERCEL, MITCHAM shall, within five (5) days after request from SERCEL, certify to SERCEL in writing that the obligations, representations and warranties of MITCHAM set forth in this Section have not been violated. SERCEL shall not be permitted to request such certification more often than once each calendar quarter unless it has reason to believe a violation has occurred. MITCHAM shall cooperate fully with any investigation which may be conducted by representatives of SERCEL for the purpose of determining whether or not MITCHAM has violated any of those obligations, representations and warranties. In the event that amendments in the FCPA reasonably necessitate modifications to this Section 16, the parties hereto agree to negotiate in good faith in connection therewith and enter into such modifications.

17. MITCHAM’s Undertakings. MITCHAM hereby agrees:

(a)	To use its commercially reasonable best efforts to actively promote and solicit the leasing of the Products.

(b)	To participate in training programs that may be offered by SERCEL or by others relating to the Products.

(c)	Not knowingly to lease the Products to companies or countries that are precluded by United States law from trading with the United State or its residents and, to make reasonable inquiry in connection therewith, including inserting provisions in the leases with their customers that are reasonably intended to keep MITCHAM’s customers from using the Products in the countries in which United States law prohibits the use of the Products.

(d)	To use commercially reasonable efforts to continue to maintain an organization commensurate with the growth of leasing of the Products.

(e)	To return to SERCEL on termination of this Agreement any and all catalogs, samples, price lists, and any other data, information and/or supplies or materials furnished by SERCEL which are in the possession of MITCHAM or any of its employees, agents, representatives or consultants.

(f)	Not to alter, hide nor secrete SERCEL’s name on any of the Products or on any sales promotion material furnished by SERCEL.

18. SERCEL’s Undertakings. SERCEL hereby agrees:

(a)	To cooperate with MITCHAM in joint marketing programs for the Products.

(b)	At its sole discretion and option, to invite MITCHAM to meetings in order to joint market the Products.

(c)	To provide such reasonable support and technical services for the Products as MITCHAM may reasonably request from time to time and at MITCHAM obligation as per SERCEL’s current price list for said support and technical services without any discount.

Pg. 10

(d)	To honor all of SERCEL’s manufacturer warranties in accordance with SERCEL’s standard warranty terms and conditions for the Products leased by MITCHAM.

(e)	To provide MITCHAM with the right to transfer licenses to use SERCEL software to customers solely in connection with the use of the Products.

(f)	To provide MITCHAM with the right to transfer the SERCEL manufacturer’s warranties in connection with any lease, or lease to purchase of the Products.

19. Purchase Order Acceptance and Payment.

(a) MITCHAM shall confirm with SERCEL all relevant delivery information prior to submission of a purchase order for any of the Products.

(b) Upon receiving purchase order from MITCHAM, SERCEL shall confirm delivery date with formal acceptance or order acknowledgment.

(c) SERCEL shall have the right to reject, in whole or in part, any purchase order from MITCHAM, to refuse in whole or part, to consent to any cancellation requested by MITCHAM, and to reject in whole or part, any and all returns of the Products or to refuse to grant refunds or allowances on such returns, based upon reasonable grounds. Any purchase order shall be binding on SERCEL only upon receipt by MITCHAM of a SERCEL’s formal acceptance or acknowledgement of order.

(d) All sales by SERCEL to MITCHAM shall be payable in U.S. dollars net thirty (30) days from the date of the invoice. Continued late payment could result in SERCEL termination of this agreement.

(e) If SERCEL agrees to modify, alter or amend any of the payment terms contained herein in order to meet the requirements of a specific transaction, such deviation from the provisions of this Agreement shall not be construed as a permanent modification, alteration or amendment of the payment terms nor shall the same be used to establish a precedent for future transactions.

20. Most Favored Leasing Agent/Supplier Status

(a) Most favored leasing agent status. In consideration of the above understandings, Sercel shall grant Mitcham the status of the “most favored leasing agent” for Sercel’s: Land acquisition systems and products including 428XL, Unite, vibrator controls, geophone sensors, hydrophone sensors, and all other related 408 and 428 land conventional and multicomponent equipment excluding the DSU; Marine acquisition systems and products including Seal, G Guns but excluding SeaRay; VSP Tools including SlimWave, GeoWave, MaxiWave and will provide MITCHAM with the best competitive offer taking into account, the current and domestic prevailing market conditions, the quantities, the delivery times, the support services required, and the fact that the relevant equipment is purchased. This offer will include the best available pricing that is at least as favorable at that time as that made available by Sercel to any of its customers for comparable order quantities and taking into account the current and local market conditions and the aggregate volume purchased over the

Pg. 11

time. The above provisions are expressly subject to compliance by MITCHAM with its yearly purchase requirements under article 4 herein, with other yearly minimum purchase requirement subscribed by MITCHAM under the Equipment purchase agreement applicable to other products and with its obligations under point b) below.

(b) Most favored supplier status. In consideration of SERCELS’s commitments under this Agreement, MITCHAM shall grant SERCEL the status of the “most preferred supplier” for the supply of any conventional or multi-component land acquisition, marine acquisition or transition zone equipment, excluding DSU-428 and SeaRay. Such equipment shall include, but is not limited to conventional land acquisition systems, transition zone acquisition systems, geophone sensors, hydrophone sensors, VSP tools, vibrators, vibrator control systems and G Guns. MITCHAM shall use its commercially reasonable best efforts to purchase all such equipment from SERCEL and not from other suppliers. Should MITCHAM seek to purchase comparable equipment from another supplier, it will first provide SERCEL with reasonable prior notice. Such notice will specify the equipment required, the quantity required, the delivery period and the country of delivery. SERCEL will then be provided the opportunity to provide a proposal for such equipment within fifteen (15) business days. Should SERCEL not provide a proposal within the time frame required, or should MITCHAM determine that SERCEL’s proposal is not competitive in terms of price, quality, support services, delivery dates, technical specifications or commercially viable, MITCHAM shall be free to purchase such equipment from another supplier.

21. Confidential Information. MITCHAM agrees that it will maintain in strict confidence, and not disclose to any other person or firm except with the prior written permission of an authorized officer of SERCEL, any and all information received from SERCEL or prepared by MITCHAM for SERCEL regarding prices, customer lists, business plans, strategies, forecasts, studies, reports and any other information which may be considered confidential or proprietary by SERCEL and which is not publicly available. The confidentiality obligation of MITCHAM under this Section 20 shall survive the expiration or termination of this Agreement. In the event that MITCHAM receives a request to disclose all or any part of the confidential information under terms of a subpoena or order issued by a court or by a governmental body, MITCHAM agrees (i) to notify SERCEL immediately of the existence, terms, and circumstances surrounding such request, (ii) to consult with SERCEL on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required to prevent MITCHAM from being held in contempt or subject to other penalty, to furnish only such portion of the information as, in the written opinion of counsel reasonably satisfactory to SERCEL, it is legally compelled to disclose and to exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information. The provisions of this Section are mandatory, MITCHAM hereby acknowledges that the provisions of this Agreement may be specifically performed and enforced, and MITCHAM consents and agrees that it may be restrained, enjoined or otherwise prevented from divulging any such confidential information if at any time SERCEL reasonably fears that such event may occur. The existence and terms of this Agreement shall be considered as confidential Information, unless otherwise agreed.

22. Force Majeure. All transactions under this Agreement and all purchase orders accepted hereunder are subject to modification or cancellation in the event of strikes, labor disputes, lock-outs, accidents, fires, delays in manufacturing or in transportation or delivery of

Pg. 12

materials, floods severe weather or other acts of God, embargoes, governmental actions, or any other cause beyond the reasonable control of the party concerned, whether similar to or different from the causes above enumerated; and including any special, indirect, incidental, or consequential damages arising from SERCEL’S delay in delivery or failure to deliver as a result of any such cause.

23. Security Interests. Until full payment of the purchase price for a Product, SERCEL hereby retains, and MITCHAM hereby grants to SERCEL, a purchase money security interest in that Product sold to MITCHAM on account. MITCHAM consents to actions by SERCEL that are appropriate to perfect SERCEL’S purchase money security interest and agree to execute such financing statements as are reasonably requested by SERCEL in connection with the foregoing.

24. Termination.

(a) This Agreement may be terminated at any time (i) by the mutual agreement of the parties; or (ii) by either party upon giving a notice of termination to the other party in the event the other party fails to perform, observe or comply with any of the obligations or under-takings of such other party which are contained in this Agreement, and such failure has not been cured within fifteen (15) days after the terminating party has given a written notice specifying such failure to the other party.

(b) In addition, SERCEL shall be entitled to immediately terminate this Agreement effective upon the giving of notice to MITCHAM in the event that: (i) SERCEL has reasonable cause to believe that MITCHAM or others acting in association with or on the behalf of MITCHAM have committed, or intend to commit, a violation of the FCPA; (ii) MITCHAM refuses or is unable to make the certification described in Section 17; (iii) MITCHAM ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due or such fact is determined by judicial proceedings, files a voluntary petition in bankruptcy, is adjusted a bankrupt or an Insolvent entity, files a petition seeking for itself any reorganization, rearrangement, composition, readjustment, liquidation, dissolution, or similar arrangement under any present or future statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceedings, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of, all or any substantial part of its assets or properties, or if it or the holders of its common stock shall take any action contemplating its dissolution or liquidation. In such event, SERCEL shall have no further liability to MITCHAM under this Agreement.

(c) Upon the termination of this Agreement in accordance with the terms hereof, neither party shall have any further liability to the other party under this Agreement except for obligations and liabilities arising or related to events or circumstances prior to the effective date of termination.

(d) Notwithstanding the foregoing, it is expressly acknowledged between the Parties that the modification, amendment or termination of this Agreement by SERCEL in accordance with the terms of this Agreement, or the non-renewal of this Agreement, will not entitle MITCHAM to claim for any damage, penalty or indemnity whatsoever.

Pg. 13

25. Arbitration. Any dispute or claim arising out of or in connection with this AGREEMENT shall be finally settled in accordance with the rules of Arbitration of the International Chamber of Commerce (I.C.C) by one or more arbitrators appointed in accordance with the said rules. The arbitrator(s) so chosen shall render its (or their) award in accordance with the substantive laws of Switzerland taking into account the rules and customs of International Trade “lex mercatoria” as well as the trade usages of the Oil and Gas Industry. The proceedings shall take place in Geneva—Switzerland and shall be conducted in the English language. Decision and award shall finally allocate the costs of such arbitration, provided that each Party shall pay in advance any costs and fees for its arbitrator, and that any other fee or cost, such as fees for the third arbitrator or for the sole arbitrator shall be paid in advance equally by both Parties. The arbitral award shall be final and binding upon the Parties.

26. Applicable Law. This Agreement shall be governed by the laws of the Switzerland.

27. Export Control Laws. MITCHAM agrees that it shall not assist in the disposition of U.S. origin SERCEL Products, by way of transshipment, re-export, and diversion or otherwise, except as said laws and regulations may expressly permit.

28. Standard of Business Conduct. MITCHAM agrees not to pay any commissions, fees or grant any rebates to any employee or officer of any proposed customer or its Affiliates or favor employees or officers of such proposed customer with gifts or entertainment of significant costs or value or enter into any business arrangements with employees or officers of any such proposed customer, other than as a representative of that proposed customer, without the proposed customer’s prior written approval.

29. Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against asserting, the right to require performance in the future. A waiver or estoppel in any one instance shall not constitute a waiver or estoppel with respect to a later breach.

30. Severability. If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed by reforming the particular offending provision or provisions held to be invalid so that it or they are valid and enforceable while remaining as faithful as possible to the or intent of the provision or provisions, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect.

31. Construction. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof. Whenever the context requires, the gender of all words used in this Agreement shall include masculine, feminine, and neuter, and the number of all words shall include the singular and the plural.

32. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. Any counterparts shall be construed together and shall constitute one and the same instrument.

Pg. 14

33. Cumulative Rights. The rights and remedies provided by this Agreement are cumulative, and the use of any right or remedy by any part shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights a party may have by law, statute, in equity or otherwise.

34. Drafting Party. This Agreement expresses the mutual intent of the parties to this Agreement. According, regardless of the preparing party, the rule of construction against the drafting party shall have no appreciation to this Agreement.

35. Time is of the Essence. Time is of the essence with respect to all provisions of this Agreement.

36. Survival. Articles 14, 20, 22, 23, 24, 27 and 35 of the Agreement shall survive expiration or termination of this Agreement for whatever reason.

37. Incorporation of Schedules. All schedules attached to this Agreement are incorporated into this Agreement as fully as if stated within the body of this Agreement.

IN WITNESS WHEREOF, This Agreement has been executed on behalf of the parties by their duly authorized representative as of the date first written above.

SERCEL Inc.

By:	/s/ George Wood
George Wood, President

Mitcham Industries, Inc.

By:	/s/ Billy F. Mitcham, Jr.
Billy F. Mitcham, Jr., President

Pg. 15